Prospectus Supplement
Filed Under Rule 424(b)(3)

Registration No. 333-150878

*******************************

Prospectus Supplement No. 5 dated July 7, 2009
(to Prospectus dated September 19, 2008, as amended and restated April 30, 2009 and  supplemented May 8, 2009 and May 15, 2009)

HEALTH DISCOVERY CORPORATION

70,549,868 Shares of Common Stock to be issued upon exercise of Warrants
352,746 Shares of Common Stock

This prospectus supplement to the prospectus, dated September 19, 2008, as amended and restated April 30, 2009 and supplemented May 8, 2009 and May 15, 2009, relates to the resale of up to 70,549,868 shares of Health Discovery Corporation common stock to be issued upon the exercise of warrants and 352,746 shares of Health Discovery Corporation common stock, which are being offered for resale from time to time by the selling shareholders.

This prospectus supplement should be read in conjunction with the prospectus, dated April 30, 2009, as supplemented, which is to be delivered with this prospectus supplement.  The information in this prospectus supplement updates and supersedes certain information contained in the prospectus, dated April 30, 2009.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

On July 7, 2009, Health Discovery Corporation filed with the Securities and Exchange Commission the attached Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 30, 2009

Health Discovery Corporation
 (Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #601, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2009, Health Discovery Corporation (the “Company”) issued a secured promissory note (the “Promissory Note”) to Joseph McKenzie, a director and long term shareholder of the Company, for $500,000. The Promissory Note contains an 8% annual interest rate and is due on January 4, 2010.  The Promissory Note is completely repayable by the Company at any time without any related fees or penalties, and payment on the Promissory Note may be accelerated by the holder upon an Event of Default (as such term is defined in the Promissory Note).  The Promissory Note is secured by certain intellectual property and other assets of the Company as more fully described on Exhibit A of the Promissory Note.  The proceeds of the Promissory Note will be used for general working capital purposes. This short term debt financing is intended to serve as a bridge to anticipated future licensing revenues in a manner which is not dilutive to shareholders. A copy of the Promissory Note is attached hereto as Exhibit 99.1.

This Report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 12E of the Securities Exchange Act of 1934, including or related to our future results and certain projections. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. In light of the significant uncertainties inherent in the forward-looking information included in this Report, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. These risks and uncertainties include, among others, the failure to successfully achieve the milestones in our contracts, as well as the risks and uncertainties described in “Risk Factors” section to our Annual Report for the fiscal year ended December 31, 2008, filed on March 31, 2009.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

99.1	Secured Promissory Note by the Company in favor of Joseph McKenzie

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: July 7, 2009	By:	/s/ Stephen D. Barnhill, M.D.
Stephen D. Barnhill, M.D.
Chief Executive Officer

3

Exhibit 99.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES LAWS, AND IT MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR UNLESS SOLD PURSUANT TO AN EXEMPTION THEREFROM.  THIS NOTE MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THIS NOTE.

$500,000.00	June 30, 2009

FOR VALUE RECEIVED, the undersigned, HEALTH DISCOVERY CORPORATION (the “Company”), a Georgia corporation, hereby promises to pay to the order of Joe McKenzie or his, her or its permitted, registered assigns (the “Holder”), the principal sum of Five Hundred Thousand Dollars ($500,000.00), payable on the earlier of (i) January 4, 2010, or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below) (in the case of either (i) or (ii), the “Maturity Date”).

Principal and interest, if any, shall be payable in lawful money of the United States of America at such place as the Holder may designate from time to time in writing to the Company.  Any payment of principal which is not paid when due shall bear interest until paid at a simple rate of interest equal to eight percent (8%) per annum; provided, however, that delinquent installments of interest shall not bear interest if and to the extent prohibited by applicable law.  Any interest required to be paid due to a delinquent payment shall be computed on the basis of a three hundred sixty five day year and for the actual number of days elapsed.  The entire principal hereof, together with all accrued and unpaid interest hereon shall be due and payable on the Maturity Date.  All payments received from the Company by Holder shall be first applied to interest to the extent then accrued then to principal.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.             Definitions.  As used in this Note, the following terms have the following meanings:

1.1           “Assets” means the intellectual property and certain other assets set forth on Exhibit A; provided, however, that if the inclusion of any asset on Exhibit A would result in the Company breaching any written contract currently outstanding, such asset shall be removed from Exhibit A.

1.2           “Change of Control” means the consummation of (i) a merger, consolidation, share exchange, combination, reorganization, or like transaction involving the Company in which the shareholders of the Company immediately prior to such transaction do not own at least seventy-five percent (75%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction, or (ii) the sale or transfer (other than as security for the Company's obligations) of all or substantially all of the assets of the Company in any transaction or a series of related transactions, in which the Company, any corporation controlled by the Company, or the shareholders of the Company immediately prior to the transaction do not own at least seventy-five percent (75%) of the value or voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction.

1.3           “Company” shall include any corporation which shall succeed to or assume the obligations of the Company under this Note.

1

1.4           “Holder,” when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

2.             Events of Default. If any of the events specified in this Section 2 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable in cash, by notice in writing to the Company:

2.1.           Default in the payment of the principal or unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within thirty (30) days after the Holder has given the Company written notice of such default; or

2.2.           Upon a Change of Control; provided; however, that no Event of Default shall deemed to have occurred if the Holder approves such Change of Control; or

2.3.           The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

2.4.           If, within ninety (90) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation or dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within ninety (90) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

3.             Collateral.                                Until all amounts due under this Note are paid, the Holder of this Note shall be provided the opportunity to retain first priority security position in the Assets.  Maker agrees to execute and deliver to Holder any document reasonably necessary to evidence such  security interest and the priority thereof.  If Holder exercises any remedies under this Note, upon the Company’s written request, Holder shall grant the Company on commercially reasonable terms an exclusive  license (with the right to grant sublicenses) under the Assets to make, have made, use, sell, offer for sale and import all uses worldwide in all fields of use. Holder agrees to execute such documents as are reasonably requested by the Company to release such security interest when Holder no longer has a right to receive payments under this Note.

4.             Prepayment.

4.1.           At any time after the date hereof, the Company has the right, at the Company’s option, to prepay the remaining balance of the Note, without penalty, prepayment premium or payment of unearned interest (the “Prepayment”).

2

4.2.           Prepayment Procedure.  Before the Company shall be entitled to prepay the Note in accordance with Section 4.1 above, it shall give written notice to the Holder, notifying the Holder of its desire to exercise its right of Prepayment and specifying the remaining balance of the Note and the date on which such Prepayment will occur (the “Prepayment Closing Date”).  On the Prepayment Closing Date, the Company will pay to the Holder in cash or other immediately available funds an amount equal to the remaining balance of the Note, including any accrued interest, and the Holder shall deliver to the Company the Note.

5.             Restrictions on Transfer of the Note.  This Note may only be transferred in compliance with the terms and conditions of this Note, and the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit any permitted and registered successors, assigns, heirs, administrators and transferees of the parties.  Subject to the limitations contained in the following sentence, the Holder may transfer its interest to one of the Holder’s affiliates.  In addition to such transfer restrictions, Holder must comply with all relevant federal and state securities laws, and, if the Company requires, provide an opinion of counsel reasonably satisfactory to the Company that any requested transfer does not violate federal or state securities laws.

6.             Lost or Destroyed Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will issue a new Note, in the amount of the unpaid principal balance of the lost, stolen, destroyed or mutilated Note and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note.

7.             Expenses; Waivers; Amendment. If action is instituted to collect this Note, the Company promises to pay all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and costs, incurred in respect with such action. The Company hereby waives notice of default, presentation or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Holder.

8.             Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if faxed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered.

9.             No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent, except as provided herein, or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends shall be payable or accrued in respect of this Note.

10.           Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Georgia, excluding that body of law relating to conflict of laws.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the Company has caused this Note to be issued this 30th day of June, 2009.

HEALTH DISCOVERY CORPORATION

By:	/s/ Stephen Barnhill, M.D.
Stephen Barnhill, M.D.
Chief Executive Officer

Exhibit A

Assets

Patent/Application No.	Title	Expiration Date

U.S. Patent No. 6,128,608	Enhancing Knowledge Discovery Using Multiple Support Vector Machines	05/01/2019

U.S. Patent No. 6,157,921	Enhancing Knowledge Discovery Using Support Vector Machines in a Distributed Network Environment	05/01/2019

U.S. Patent No. 6,427,141	Enhancing Knowledge Discovery Using Multiple Support Vector Machines.	05/01/2019

U.S. Patent No. 6,658,395	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.	05/01/2019

U.S. Patent No. 6,714,925	System for Identifying Patterns in Biological Data Using a Distributed Network.	05/01/2019

U.S. Patent No. 6,760,715	Enhancing Biological Knowledge Discovery Using Multiple Support Vector Machines.	05/01/2019

U.S. Patent No. 6,789,069	Method of Identifying Patterns in Biological Systems and Method of Uses.	05/01/2019

U.S. Patent No. 6,882,990	Method of Identifying Biological Patterns Using Multiple Data Sets.	05/01/2019

U.S. Patent No. 6,944,602	Spectral Kernels for Learning Machines	02/19/2023

U.S. Patent No. 6,996,542	Computer-Aided Image Analysis	04/21/2021

U.S. Patent No. 7,117,188	Methods of Identifying Patterns in Biological Systems and Uses Thereof	05/01/2019

U.S. Patent No. 7,299,213	Method of Using Kernel Alignment to Extract Significant Features from a Large Dataset	03/01/2022

U.S. Patent No. 7,318,051	Methods for Feature Selection in a Learning Machine	02/25/2021

U.S. Patent No. 7,353,215	Kernels and Methods for Selecting Kernels for Use in a Learning Machine	05/07/2022

U.S. Patent No. 7,383,237	Computer-Aided Image Analysis	11/04/2019

U.S. Patent No. 7,444,308	Data Mining Platform for Bioinformatics and Other Knowledge Discovery	08/07/2020

U.S. Patent No. 7,475,048	Pre-Processed Feature Ranking for a Support Vector Machine	08/07/2020

U.S. Patent No. 7,542,947	Data Mining Platform for Bioinformatics and Other Knowledge Discovery	08/07/2020

U.S. Patent No. 7,542,959	Feature Selection Using Support Vector Machine Classifier	05/01/2019

Australian Patent No. 764897	Pre-processing and Post-processing for Enhancing Knowledge Discovery Using Support Vector Machines.	05/01/2019

Indian Patent No. 212978	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines	05/01/2019

South African Patent No. 00/7122	Pre-processing and Post-processing for Enhancing Knowledge Discovery Using Support Vector Machines.	05/01/2019

Australian Patent No. 780050	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.	05/24/2020

Chinese Patent No. ZL00808062.3	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.	05/24/2020

European Patent No. 1192595	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.	05/24/2020

German Patent No. DE60024452.0-08	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.	05/24/2020

Indian Patent No. 223409	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines	05/24/2020

Israeli Patent No. 146705	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines	05/24/2020

Norwegian Patent No. 319,838	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.	05/24/2020

South Korean Patent No. 724104	Enhancing Knowledge Discovery from Data Sets Using Multiple Support Vector Machines	05/24/2020

Australian Patent No. 779635	Method of Identifying Patterns in Biological Systems and Method of Uses.	10/27/2020

Australian Patent No. 2002243783	Computer Aided Image Analysis	01/23/2022

Japanese Patent No. 3947109	Computer Aided Image Analysis	01/23/2022

Australian Patent No. 2002253879	Methods of Identifying Patterns in Biological Systems and Uses Thereof	01/24/2022

Japanese Patent No. 4138486	Methods of Identifying Patterns in Biological Systems and Uses Thereof	01/24/2022

Canadian Application No. 2,330,878	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines	05/01/2019

European Publication No. 1082646	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines	05/01/2019

Hong Kong Application No. 011065063	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines	05/01/2019

Canadian Application No. 2,371,240	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines	05/24/2020

Japanese Application No. 2000-620577	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines	05/24/2020

Canadian Application No. 2,388,595	Method of Identifying Patterns in Biological Systems and Method of Uses	08/07/2020

European Publication No. 1236173	Method of Identifying Patterns in Biological Systems and Method of Uses	08/07/2020

Japanese Application No. 2001-534088	Method of Identifying Patterns in Biological Systems and Methods of Uses	08/07/2020

U.S. Patent Publication No. 2005/0165556	Colon Cancer-Specific Markers	05/01/2019

U.S. Application No. 11/926,129	System for Providing Data Analysis Services Using a Support Vector Machine for Processing Data Received from a Remote Source	05/01/2019

European Publication No. 1828917	Biomarkers for Screening, Predicting, and Monitoring Prostate Disease	11/14/2025

Canadian Application No. 2,435,254	Methods of Identifying Patterns in Biological Systems and Uses Thereof	01/24/2022

European Publication No. 1459235	Methods of Identifying Patterns in Biological Systems and Uses Thereof	01/24/2022

U.S. Patent Publication No. 2008/0301070	Kernels and Methods for Selecting Kernels for Use in a Learning Machine	05/07/2022

Canadian Application No. 2,435,290	Computer Aided Image Analysis	01/23/2022

European Publication No. 1356421	Computer Aided Image Analysis	01/23/2022

U.S. Patent Publication No. 2008/0215513	Methods for Feature Selection in a Learning Machine	08/07/2020

U.S. Patent Publication No. 2005/0071140	Model Selection for Cluster Data Analysis	05/17/2022

U.S. Patent Publication No. 2008/0140592	Model Selection for Cluster Data Analysis	05/17/2022

U.S. Patent Publication No. 2008/0097938	Data Mining Platform for Knowledge Discovery from Heterogeneous Data Types and/or Heterogeneous Data Sources	08/07/2020

U.S. Patent Publication No. 2005/0228591	Kernels and Kernel Methods for Spectral Data	08/07/2020

U.S. Patent Publication No. 2008/0097940	Kernels and Kernel Methods for Spectral Data	08/07/2020

U.S. Patent Publication No. 2008/0233576	Method for Feature Selection in a Support Vector Machine Using Feature Ranking	08/07/2020

European Publication No. 1449108	Pre-Processed Feature Ranking for a Support Vector Machine	11/07/2022

U.S. Patent Publication No. 2008/0050836	Biomarkers for Screening, Predicting, and Monitoring Benign Prostate Hyperplasia	01/24/2022

U.S. Application No. 12/025,724	Biomarkers Upregulated in Prostate Cancer	01/24/2022

U.S. Application No. 12/242,264	Biomarkers Overexpressed in Prostate Cancer	01/24/2022

U.S. Application No. 12/242,912	Biomarkers Downregulated in Prostate Cancer	01/24/2022

U.S. Application No. 12/327,823	Methods for Screening, Predicting, and Monitoring Prostate Cancer	01/24/2022

U.S. Application No. 12/349,437	Methods for Screening, Predicting, and Monitoring Prostate Cancer	01/24/2022

U.S. Application No. 12/367,541	Method and System for Analysis of Flow Cytometry Data Using Support Vector Machines	02/08/2029

WIPO Application No. PCT/US09/33504	Method and System for Analysis of Flow Cytometry Data Using Support Vector Machines	02/08/2029

U.S. Patent No. 6,920,451	Method for the Manipulation, Storage, Modeling, Visualization and Quantification of Datasets.	01/19/2021

U.S. Patent No. 7,366,719	Method for the Manipulation, Storage, Modeling, Visualization and Quantification of Datasets.	01/19/2021

U.S. Patent Publication No.: 2005/0079524	Method for Identifying Biomarkers Using Fractal Genomics Modeling.	01/19/2021

U.S. Patent Publication No.: 2005/0158736	Method for Studying Cellular Chronomics and Causal Relationships of Genes Using Fractal Genomics Modeling.	01/19/2021

European Patent No.: 252588	Method for the Manipulation, Storage, Modeling, Visualization and Quantification of Datasets.	01/19/2021